Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

CONTACT:
Brad French	Stewart Lewack, Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btne@jcir.com

BALLANTYNE OF OMAHA REPORTS 2005 THIRD QUARTER RESULTS

- Revenues Increase 22% to $14.3 Million -

- Pre-Tax Income Increases 37% to $2.0 Million -

OMAHA, Nebraska (October 21, 2005) Ballantyne of Omaha, Inc. (Amex: BTN), a manufacturer of motion picture projection and specialty lighting equipment, today reported financial results for the three- and nine-month periods ended September 30, 2005.

Net revenues for the three-month period ended September 30, 2005 rose 22% to $14.3 million from $11.7 million in the comparable year-ago period.  The net revenue increase reflects higher sales of the Company’s theater products, including projection systems, lenses and xenon lamps.

Gross profit in the third quarter of 2005 rose 23% to $4.1 million, or 28% of net revenues, from $3.3 million, or 28% of net revenues, in the third quarter of 2004.  The gross profit margin in the 2005 period reflects continuing efficiencies in the manufacturing process, offset by a product mix reflecting more lower-margin projection systems and resale items.

Pre-tax income in the 2005 third quarter rose 37% to $2.0 million, compared to $1.5 million in the year-ago period.  Net income in the 2005 third quarter amounted to $1.2 million, or $0.09 per diluted share, compared to net income of $2.1 million, or $0.16 per diluted share, in the 2004 third quarter.  Net income in the 2005 period reflects income tax expense totaling $0.8 million, compared to an income tax benefit of $0.7 million in the 2004 third quarter, which reflects the reversal of certain deferred tax valuation allowances.  Had the Company not reversed these deferred tax valuation allowances during the 2004 third quarter, the Company would have earned adjusted net income of $0.9 million, or $0.07 per diluted share (please see subsequent table for a reconciliation of these figures to GAAP results).  Per share results for the third quarters of 2005 and 2004 are based on a weighted average number of diluted shares outstanding of 13,955,817 and 13,626,594 respectively.

-more-

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “We saw continued demand for our theater products from motion picture exhibitors during the third quarter.  Sales of projection systems primarily drove the 22% net revenue increase, followed by sales of lenses and xenon replacement lamps.

“With negligible long-term debt and over $17.4 million of cash on the balance sheet, as of September 30, 2005, we continue to explore new investment opportunities to grow our business.  To that end, we are evaluating new acquisitions to complement our manufacturing capacity and diversify our product offerings.  We are also laying the groundwork to distribute the next generation of digital cinema and advertising products debuted this week by our partner, NEC Solutions (America), Inc., which will require us to make new investments in sales and marketing.”

For the nine-month period ended September 30, 2005, net revenues rose 15% to $39.8 million from $34.6 million in the comparable year-ago period.  Gross profit in the first nine months of 2005 rose 15% to $11.1 million, or 28.0% of net revenues, from $9.7 million, or 28.0% of net revenues, in the first nine months of 2004.  Pre-tax income in the first nine months of 2005 rose 26% to $5.2 million, compared to $4.1 million in the comparable year-ago period.  Net income in the first nine months of 2005 was approximately $3.2 million, or $0.23 per diluted share, compared to net income of approximately $3.8 million, or $0.28 per diluted share, in year ago period.  Had the Company not reversed deferred tax valuation allowances during the first nine months of 2004, the Company would have earned adjusted net income of $2.6 million, or $0.19 per diluted share, in that period (please see the following table for a reconciliation of these figures to GAAP results).  Per share results are based on a weighted average number of diluted shares outstanding of 13,903,081 and 13,572,924 for the first nine months of 2005 and 2004, respectively.

Non-GAAP Reconciliation

Adjusted Net Income is defined as Net Income without the benefit of certain deferred tax valuation allowances.  The Company believes it can be a useful tool to help investors evaluate the performance of the Company’s core operations.

Summary of Adjustments to 2005 Third Quarter and Nine-Months Results (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income	$1,229,045	$2,144,139	$3,232,220	$3,844,449
Reversal of valuation allowance (1)	—	1,243,676	—	1,243,676
Adjusted net income	1,229,045	900,463	3,232,220	2,600,773

Adjusted net income per diluted share:	$0.09	$0.07	$0.23	$0.19

(1) During the third quarter of 2004, the Company reversed all valuation allowances against its deferred tax assets.  The reversal was recorded as an offset against income tax expense in the amount of $1.2 million.  Net income, as adjusted, illustrates the impact of taxes the Company would have expensed, had it not reversed its valuation allowances during the period.

Conference Call/Webcast Information

Ballantyne of Omaha, Inc. will host a conference call and simultaneous webcast today at 12:00 p.m. EDT.  Both the call and webcast are open to the general public.  The conference call number is 877-690-6769.  Please call five minutes in advance to ensure that you are connected prior to the presentation.  Interested parties may also access the live call on the Internet from the “investor relations” section of the Company’s Web site, www.ballantyne-omaha.com, or at www.fulldisclosure.com.  Please allow 15 minutes to register and download and install any necessary software.  Following the call’s completion, a replay will also be available for 90 days on the Internet from the Company’s website or at www.fulldisclosure.com.

About Ballantyne of Omaha

Ballantyne is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers.  The Company also manufactures specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net revenues	$14,260,237	$11,675,514	$39,813,700	$34,630,893
Cost of revenues	10,203,994	8,371,203	28,675,874	24,931,685
Gross profit	4,056,243	3,304,311	11,137,826	9,699,208

Selling & administrative expenses:
Selling	699,485	759,395	2,055,394	2,130,827
Administrative	1,481,269	1,095,593	4,098,805	3,439,527
Total selling & administrative exp.	2,180,754	1,854,988	6,154,199	5,570,354

Income from operations	1,875,489	1,449,323	4,983,627	4,128,854

Other income (expense), net	18,847	(28,888)	(20,059)	(49,170)

Income before interest and taxes	1,894,336	1,420,435	4,963,568	4,079,684

Net interest income	97,007	30,110	247,061	48,717
Income before income taxes	1,991,343	1,450,545	5,210,629	4,128,401

Income tax benefit (expense)	(762,298)	693,594	(1,978,409)	(283,952)
Net income	$1,229,045	$2,144,139	$3,232,220	$3,844,449

Earnings per share
Basic	$0.09	$0.17	$0.24	$0.30
Diluted	$0.09	$0.16	$0.23	$0.28

Weighted average shares outstanding:
Basic	13,355,955	12,833,211	13,209,580	12,789,408
Diluted	13,955,817	13,626,594	13,903,081	13,572,924

-tables follow-

Selected Balance Sheet Items:

	September 30, 2005	December 31, 2004
	(unaudited)

Cash and cash equivalents	$17,411,830	$14,031,984
Accounts receivable, net	9,543,681	6,159,764
Inventories, net	11,628,649	12,173,966
Current portion of long-term debt	27,292	25,935
Long-term debt	21,727	42,370
Accounts payable and accrued expenses	8,089,874	6,808,367
Total stockholders’ equity	$38,880,003	$34,523,438

Selected Cash Flow Statement Items (unaudited):

	Nine Months Ended September 30,
	2005	2004
Net income	$3,232,220	$3,844,449
Depreciation and amortization	858,338	825,749
Net cash provided by operating activities	3,277,237	3,551,173
Capital expenditures	(730,346)	(841,352)
Net cash used in investing activities	(711,012)	(572,273)
Net cash provided by financing activities	813,621	50,692
Net increase in cash & cash equivalents	3,379,846	3,029,592
Cash & cash equivalents at beginning of period	14,031,984	8,761,568
Cash & cash equivalents at end of period	$17,411,830	$11,791,160

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